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                     Ballard Spahr Andrews & Ingersoll, LLP
                         1735 Market Street, 51st Floor
                        Philadelphia, Pennsylvania 19103

                                                                       EXHIBIT 5




                                                  April 2, 1999

Alkermes, Inc.
64 Sidney Street
Cambridge, MA  02139-4234

         Re: Shares of Alkermes, Inc. Common Stock to be Issued Pursuant to the Advanced Inhalation Research, Inc. 1998 Equity Incentive Plan

Gentlemen:

         We have acted as counsel to Alkermes, Inc. (the "Company") in connection with the Advanced Inhalation Research, Inc. 1998 Equity Incentive Plan (the "Plan"), and the registration and issuance of up to an additional 119,454 shares of the Company's common stock, par value $0.01 per share, (the "Option Shares") upon exercise of options granted pursuant to the Plan.

         The opinion expressed below is based on the assumption that a Registration Statement on Form S-3 (the "Registration Statement") with respect to the Option Shares will have been filed by the Company with the Securities and Exchange Commission and will have become effective before any of the Option Shares are issued and that persons acquiring the Option Shares will do so strictly in accordance with the terms of the Plan and will receive a prospectus containing all the information required by the securities laws before acquiring such Option Shares.

         Based on the foregoing, we are of the opinion that the Option Shares, when issued and sold by the Company to the purchasers of the Option Shares in accordance with terms and conditions of the Plan, will be legally issued, fully paid and non-assessable.

         We express no opinion as to the law of any jurisdiction other than the law of the Commonwealth of Pennsylvania.

         We consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the use of our name under the heading "Legal Matters" in the prospectus included therein.


                                           Very truly yours,


                                    /s/ Ballard Spahr Andrews & Ingersoll, LLP